Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Payment Data Systems, Inc. on Form S-8 of our report dated April 6, 2017, with respect to our audits of the consolidated financial statements of Payment Data Systems, Inc. and Subsidiaries as of December 31, 2016 and 2015 and for the years then ended appearing in the Annual Report on Form 10-K of Payment Data Systems, Inc. for the year ended December 31, 2016.

/s/ Akin Doherty Klein and Feuge, P.C.
Akin Doherty Klein and Feuge, P.C.
San Antonio, TX
October 26, 2017